Exhibit 99.1

Pennichuck Corporation Announces First Quarter 2005
Operating Results

May 13, 2005

Contact:	Donald L. Correll, President and Chief Executive Officer
William D. Patterson, VP, Treasurer and Chief Financial Officer
Phone:	603-913-2300
Fax:	603-913-2305
www.pennichuck.com

      (Nashua, NH) -- Donald L. Correll, President and Chief Executive Officer of Pennichuck Corporation, announced today that for the first three months of 2005 the Company incurred a net loss of $460,000, or $.19 per share, compared to a net loss of $21,000, or $.01 per share, for the same quarter in 2004. Mr. Correll indicated that, among other items, the results of operations for the three months ended March 31, 2005 were adversely impacted by approximately $341,000 of legal and other costs relating to the City of Nashua's ongoing eminent domain efforts.

      The Company's consolidated revenues for the first quarter of 2005 were $4.9 million, representing a $62,000 increase from the same quarter in 2004. This increase was attributable primarily to a temporary rate increase approved by the New Hampshire Public Utilities Commission (NHPUC) of 8.9% implemented by Pennichuck Water Works, Inc., the Company's principal subsidiary, for service rendered on and after June 1, 2004. Much of this rate increase, however, was offset by decreased consumption by several large industrial customers totaling approximately $100,000 during the first quarter of 2005. Despite the modest growth in utility revenues, the Company incurred a combined operating loss from its utilities of $228,000 during the first quarter of 2005. This loss was principally due to increased treatment and power costs, employee benefit costs, increased property and liability insurance premiums and depreciation expense associated with the utilities' investment in plant over the past year. Mr. Correll pointed out that none of the costs relating to the City of Nashua's eminent domain efforts are included in the Company's water rates.

      Revenues from the Company's non-regulated water management service business increased to $511,000 for the quarter ended March 31, 2005 compared to $463,000 for the same period last year. The increase in contract revenues over the same period last year is principally due to additional work performed under the service company's two largest operating contracts with the Town of Hudson, New Hampshire and the Town of Salisbury, Massachusetts. During the first quarter of 2005, the service company acquired two new operating contracts.

      Pennichuck Corporation is a holding company located in Nashua, New Hampshire with diversified businesses involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services and operations; and real estate management and development.

Pennichuck Corporation is traded on the Nasdaq NMS exchange under the symbol "PNNW".

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Pennichuck Corporation
Comparative First Quarter Results

(In thousands, except share and per share data)

Quarter Ended March 31:	2005	2004

Consolidated Revenues:
Water utility operations	$4,330	$4,220
Real estate operations	5	101
Water management services	511	463
Other	14	14

Total	$4,860	$4,798

Net (Loss) Income:
Water utility operations	$(228)	$ 51
Real estate operations	(52)	42
Water management services	54	56
Other	(234)	(170)

Total	$(460)	$ (21)

Loss per Share:
Basic	$(.19)	$(.01)
Diluted	$(.19)	$(.01)

Weighted Average Shares Outstanding:
Basic	2,414,144	2,396,252
Diluted	2,414,144	2,396,252

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